EXHIBIT F-1

    November 12, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

    Re:  Cinergy Corp., et al. /File No. 70-8717

Dear Sirs:

    This opinion supplements my earlier opinion filed as Exhibit F in this proceeding. In addition to the examination referred to in such earlier opinion, I have examined the Commission's order dated August 21, 1996 (Rel. No. 35-26557) granting the Declaration as amended in this proceeding ("Declaration"). I have also examined the execution form of Certificate of Completion of Transactions Pursuant to Rule 24, to which this opinion is an exhibit ("Rule 24 Certificate"). Any capitalized terms used herein and not defined herein have the respective meanings assigned to them in the Declaration.

    Based on the foregoing, I am of the opinion that:

     (a) All laws of the State of Ohio applicable to CG&E's participation in the proposed transactions have been complied with; and

     (b) The consummation by CG&E of the proposed transactions did not violate the legal rights of the holders of any securities issued by CG&E or any associate company thereof.

    I am a member of the Ohio Bar and express no opinion as to the laws of any jurisdiction other than those of the State of Ohio. I hereby consent to the filing of this opinion as an exhibit to the Rule 24 Certificate.

                             Very truly yours,


                             /s/ Jerome A. Vennemann
                             Associate General Counsel